Form 10-Q

Exhibit 10.7
The Timberland Company
Summary of Non-Employee Director Compensation
     Effective January 1, 2009, The Timberland Company (the “Company”) pays fees to its non-employee directors in connection with their service as a director as follows: $50,000 annual retainer to each director; an additional $15,000 annual retainer to the Lead Director; $2,000 for each Board of Directors meeting attended; an additional $12,500 annual retainer to each committee chairperson; and $1,000 for each committee meeting attended.
     Effective January 1, 2009, under the Company’s 2007 Incentive Plan, newly elected or appointed non-employee directors receive an initial award on the date of the annual meeting of stockholders at which the director is first elected (or, if the director is first elected or appointed by the Board, on the date of the first annual meeting of stockholders occurring after such director is elected or appointed) of restricted stock units (“RSUs”) having a value equal to $200,000 on the date of grant based upon the closing price of the Company’s Class A Common Stock quoted on the New York Stock Exchange on such date, which grant vests in three (3) equal annual installments. Re-elected directors receive an award, on the date of the annual meeting of stockholders at which such directors are re-elected, of RSUs having a value equal to $100,000 on the date of grant based upon the closing price of the Company’s Class A Common Stock quoted on the New York Stock Exchange on such date, which grant vests in full on the first anniversary of the date of grant.